Exhibit (8)(m)(1)

AMENDMENT NUMBER 12

TO

PARTICIPATION AGREEMENT

THIS TWELFTH AMENDMENT (the “Amendment”) is made as of June 25, 2020 to the Participation Agreement dated September 16, 2002 by and among PIMCO Variable Insurance Trust (“PVIT” or the “Trust”), PIMCO Investments LLC (as successor to PIMCO Funds Distributors LLC) (“Underwriter”), Delaware Life Insurance Company and Delaware Life Insurance Company of New York, as amended (the “Agreement”). Hereinafter, Delaware Life Insurance Company and Delaware Life Insurance Company of New York may be referred to together as the “Companies” and, collectively with the Trust and the Underwriter, as the “Parties”)

WHEREAS, the Parties desire to amend the Agreement to make Advisor Class shares of the Portfolios available to the Companies and to update the list of Portfolios and Accounts on Schedule A of the Agreement.

NOW, THEREFORE, the Parties hereto, in consideration of the mutual covenants and premises herein contained and for other good and valuable consideration, hereby agree as follows:

1.	Schedule A to the Agreement is hereby deleted in its entirety and replaced with the Schedule A attached hereto.

2.	Any reference to Shares of the Portfolios shall hereby include Administrative Class and Advisor Class shares of the Portfolios.

3.	Except as set forth above, the Agreement shall remain in full force and effect in accordance with its terms.

4.	This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same Amendment.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date set forth above.

PIMCO INVESTMENTS LLC

By:	/s/ Eric Mogelof
Name:	Eric Mogelof
Title:	Chairman

PIMCO VARIABLE INSURANCE TRUST

By:	/s/ Eric Johnson
Name:	Eric Johnson
Title:	President

DELAWARE LIFE INSURANCE COMPANY

By:	/s/ Dale Uthoff
Name:	Dale Uthoff
Title:	SVP, Variable Annuities

DELAWARE LIFE INSURANCE COMPANY OF NEW YORK

By:	/s/ Dale Uthoff
Name:	Dale Uthoff
Title:	SVP, Variable Annuities

Schedule A

PIMCO Variable Insurance Trust Portfolios:

The term “Portfolio” will include all series of the Trust that offer Administrative Class and/or Advisor Class shares and are operating as of the date of the Agreement or commence operations after the date of the Agreement, other than any such series that ceases operations.

Segregated Asset Accounts:	Date Established

Delaware Life Variable Account F	July 13, 1989

Delaware Life Variable Account G	July 25, 1996

Delaware Life Variable Account H	November 2, 1998

Delaware Life Variable Account I	December 1, 1998

Delaware Life Variable Account R	November 8, 2006

Delaware Life Variable Account S	November 8, 2006

Delaware Life Variable Account K	November 8, 2006

Delaware Life Variable Account M	March 26, 2001

Delaware Life NY Variable Account C	October 18, 1985

Delaware Life NY Variable Account D	April 24, 2003

Delaware Life NY Variable Account E	July 21, 2003

Delaware Life NY Variable Account H	May 21, 2003

Delaware Life NY Variable Account J	July 12, 2006

Delaware Life NY Variable Account L	November 9, 2006

Delaware Life NY Variable Account M	November 9, 2006

Delaware Life NY Variable Account N	November 9, 2006

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